Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:
Robert A. Virtue, President
Douglas A. Virtue, Executive Vice President
Robert E. Dose, Chief Financial Officer
Virco Mfg. Corporation
(310) 533-0474
Virco Announces Improved Line of Credit
Torrance, California, March 24, 2008 — Virco Mfg. Corporation (NASDAQ: VIRC) announced today that it has renewed and amended its credit facility with Wells Fargo Bank in the following letter to stockholders from Robert A. Virtue, President and CEO:
I am pleased to report that Virco has renewed its credit facility with Wells Fargo. The terms of the facility have been favorably modified to reflect Virco’s strong balance sheet.
The facility provides $65,000,000 of working capital through our seasonal peak of late summer, but unlike recent years there is no permanent floor of term debt that carries through the off-season. Our voluntary elimination of the term debt component means that we are now borrowing only to finance the seasonality of our business. As with last year, we believe that we will be debt-free around the end of our third quarter, when accounts receivable from summer deliveries will have been collected.
The facility allows Virco to borrow at Wells Fargo prime or LIBOR based rates. We believe this competitive rate will contribute to lower overall interest payments in fiscal 2008, continuing the favorable trend of the last two years.
This marks our 19th consecutive year of banking with Wells Fargo. The stability of this relationship gives us great comfort. It also supports our long-term goal of being a reliable, trustworthy supplier of furniture and equipment for educators of all grade levels.
This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding: new business strategies; the cost and availability of credit; expectations regarding working capital needs; market, including credit market, conditions; the cost of steel and other raw materials; the continuing impact of our Assemble-to-Ship and Equipment for Educators programs on earnings; market demand and acceptance of new products; development of new distribution channels; pricing; and seasonality. Forward-looking statements are based on current expectations and beliefs about future events or circumstances, and you should not place undue reliance on these statements. Such statements involve known and unknown risks, uncertainties, assumptions and other factors, many of which are out of our control and difficult to forecast. These factors may cause actual results to differ materially from those which are anticipated. Such factors include, but are not limited to: changes in general economic conditions including raw material, energy and freight costs; the seasonality of our markets; the markets for school and office furniture generally; the specific markets and customers with which we conduct our principal business; and the response of competitors to our price increases. See our Annual Report on Form 10K for year ended January 31, 2007, and other materials filed with the Securities and Exchange Commission for a further description of these and other risks and uncertainties applicable to our business. We assume no, and hereby disclaim any, obligation to update any of our forward-looking statements. We nonetheless reserve the right to make such updates from time to time by press release, periodic reports or other methods of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements which are not addressed by such an update remain correct or create an obligation to provide any other updates.